Exhibit 99.1

Date: June 14, 2017

FOR IMMEDIATE RELEASE

Horizon Bancorp and Wolverine Bancorp

Sign Merger Agreement

Michigan City, IN and Midland, MI (June 14, 2017) – Horizon Bancorp (NASDAQ GS: HBNC, “Horizon”) and Wolverine Bancorp, Inc. (NASDAQ CM: WBKC, “Wolverine”), today announced they have executed a definitive agreement whereby Horizon will acquire Wolverine and its wholly-owned subsidiary, Wolverine Bank.

Under the terms of the merger agreement, shareholders of Wolverine will receive 1.0152 shares of Horizon common stock and $14.00 in cash for each share of Wolverine common stock, which based upon the June 13, 2017 Horizon closing price of $27.50 per share would result in an implied price of $41.92 per share of Wolverine common stock.

Originally chartered in 1933 and headquartered in Midland, Michigan, Wolverine, through its wholly-owned subsidiary Wolverine Bank, serves the Great Lakes Bay Region of Michigan with three full-service banking offices. Importantly, Wolverine services the State of Michigan with additional emphasis in the Metro Detroit, Greater Lansing, and Grand Rapids regions. As of March 31, 2017, Wolverine had total assets of approximately $379.3 million and total equity of $62.5 million, translating to an equity to asset ratio of 16.48%.

Horizon is a community bank holding company headquartered in Michigan City, Indiana with total assets of $3.2 billion as of March 31, 2017. Horizon’s wholly-owned subsidiary, Horizon Bank, NA (“Horizon Bank”), still operates under its original charter dating back to 1873, with fifty-nine offices extending throughout northern and central Indiana; southwestern and central Michigan and central Ohio. Horizon has filed an application with the Indiana Department of Financial Institutions to change charters from a national bank to a state non-member bank. We anticipate approval and completion for the charter conversion by the end of the second quarter of 2017.

“We are enthusiastic about this merger, as it allows Horizon to extend our reach into Michigan while remaining true to our values as we partner with this like-minded institution,” said Horizon’s Chairman and Chief Executive Officer, Craig M. Dwight. “Wolverine Bank’s foundation is to contribute to the success of their customers by offering creative financial solutions based upon sound financial advice while being mindful of the communities they serve. This stems from their goal to preserve the values of community banking. We expect that our complementary product offerings and commitment to the local communities will result in success for the shareholders of the combined company, employees, customers and communities at large.” Horizon also has a track record of establishing local advisory boards to ensure it remains connected to, and informed about, trends and needs of the local community. Dwight indicated that such an advisory board will be established for the Great Lakes Bay Region following the merger. In addition, one director from Wolverine’s Board will be appointed to Horizon’s board of directors immediately after the closing of the merger.

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Dwight explained that the Wolverine merger provides an excellent opportunity to expand Horizon’s current market presence into Michigan’s Great Lakes Bay Region. This expansion also complements Horizon’s locations in East Lansing and its most recent full-service office opening in Grand Rapids, Michigan. “We believe that establishing a significant presence in these larger markets and regions of Michigan will provide Horizon with substantial growth opportunities, a key component to our future success,” Dwight commented.

David H. Dunn, President and Chief Executive Officer of Wolverine Bank, stated, “This partnership with Horizon Bank will provide us new opportunities to increase the depth of products and services we can offer to our customers, while providing significant value to our shareholders. Importantly, Horizon shares our commitment to community banking and understands the value we provide to the communities we serve. We have great history and pride in being a strong and trusted resource for our customers and communities, and we feel that will continue as we join together with Horizon.”

The transaction is expected to be completed by the late third quarter or early fourth quarter of 2017, subject to approval by bank regulatory authorities and the shareholders of Wolverine, as well as the satisfaction of other customary closing conditions. Wolverine Bank will be merged into Horizon Bank, and the combined operations will be continued under the Horizon Bank name.

Horizon was advised by Raymond James & Associates, Inc. and the law firm of Barnes & Thornburg, LLP. Wolverine was advised by Keefe, Bruyette & Woods, Inc. and the law firm of Luse Gorman, PC.

About Horizon Bancorp

Horizon Bancorp is an independent, commercial bank holding company serving northern and central Indiana, southwest and central Michigan and central Ohio through its commercial banking subsidiary Horizon Bank, NA. Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com. Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

About Wolverine Bancorp, Inc.

Originally chartered in 1933 and headquartered in Midland, Michigan, Wolverine Bancorp, through its wholly-owned subsidiary Wolverine Bank, serves the Great Lakes Bay, Metro Detroit, Greater Lansing and Grand Rapids regions. Wolverine Bank may be reached online at www.wolverinebank.com.   Its common stock is traded on the NASDAQ Capital Market under the symbol WBKC.

Additional Information

This communication is being made with respect to the proposed transaction involving Horizon and Wolverine. This material is not a solicitation of any vote or approval of the Wolverine shareholders and is not a substitute for the proxy statement/prospectus or any other documents that Wolverine may send to its shareholders in connection with the proposed merger.

In connection with the proposed merger, Horizon will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Wolverine and a Prospectus of Horizon, as well as other relevant documents concerning the proposed transaction. Shareholders and investors are urged to read the registration statement and the proxy statement/prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

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The proxy statement/prospectus and other relevant materials (when they become available), and any other documents Horizon has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents Horizon has filed with the SEC from Horizon at www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from Horizon upon written request to Horizon Bancorp, attention: Dona Lucker, Shareholder Relations Officer, 515 Franklin Square, Michigan City, Indiana 46360 or by calling (219) 874-9272. The information available through Horizon’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings Horizon makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Investors and security holders also may obtain free copies of the documents Wolverine has filed with the SEC from Wolverine at www.wolverinebank.com under the tab “Investor Information – SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from Wolverine upon written request to Wolverine Bancorp, attention: Rick A. Rosinski, Chief Operating Officer, 5710 Eastman Avenue, Midland, Michigan 48460 or by calling (989) 631-4280. The information available through Wolverine’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings Wolverine makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Horizon and Wolverine and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Wolverine in connection with the proposed merger. Information about the directors and executive officers of Horizon is set forth in Horizon’s Annual Report on Form 10-K filed with the SEC on February 28, 2017, and in the proxy statement for Horizon’s 2017 annual meeting of shareholders, as filed with the SEC on March 17, 2017. Information about the directors and executive officers of Wolverine is set forth in Wolverine’s Annual Report on Form 10-K filed with the SEC on March 31, 2017, and in the proxy statement for Wolverine’s 2017 annual meeting of shareholders, as filed with the SEC on April 17, 2017. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon and Wolverine. For these statements, Horizon and Wolverine each claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon and Wolverine, including the information in the filings each of us makes with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Each of us has tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

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Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s and Wolverine’s reports filed with the Securities and Exchange Commission, including those described in their Forms 10-K and the following: the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Horizon and Wolverine operate; the ability to promptly and effectively integrate the businesses of Horizon Bank and Wolverine Bank; the reaction of the companies’ customers, employees and counterparties to the transaction; and the diversion of management time on merger-related issues. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Neither Horizon nor Wolverine undertakes, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Contact Information:

Craig M. Dwight

Chairman and

Chief Executive Officer

Phone: (219) 873-2725

Fax: (219) 874-9280

Mark E. Secor

Chief Financial Officer

Phone: (219) 873-2611

Fax: (219) 874-9280

Wolverine Contact Information:

David H. Dunn

President and

Chief Executive Officer

Phone: (989) 839-8760

Fax: (989) 631-7610

Rick A. Rosinski

Chief Operating Officer

Phone: (989) 839-8771

Fax: (989) 631-7610

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